                                                                   EXHIBIT 23.4


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Medirisk, Inc. pertaining to the Medirisk, Inc. 1998 Long-Term Incentive Plan, the Medirisk, Inc. 1998 Employee Stock Purchase Plan and the Option Agreement for 32,480 shares of common stock between Medirisk, Inc. and Mark A. Kaiser of our report dated April 30, 1998 (except for Note 12, as to which the date is June 25, 1998), with respect to the financial statements of Sweetwater Health Enterprises, Inc. included in the Medirisk, Inc.
Form 8-K/A filed with the Securities and Exchange Commission on August 31, 1998.


                                       /s/  ERNST & YOUNG LLP

                                            Ernst & Young LLP


Dallas, Texas
September 9, 1998